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                                                                      EXHIBIT 99


JUST TOYS ANNOUNCES NASDAQ DELISTING


Dobbs Ferry, N.Y., October 30, 1998:
Just Toys, Inc. announced today that Nasdaq advised the company late yesterday that, effective the close of business on October 29, 1998, its common stock had been delisted from the Nasdaq National Market as a result of the common stock's non-compliance with Nasdaq's $1.00 minimum bid price and $5,000,000 market value of public float continued listing requirements. Just Toys' common stock is currently being quoted on the OTC Bulletin Board under the symbol "JUST".

Just Toys Inc. is a manufacturer and marketer of toys, sold in the United States and internationally. Its licenses include such well known names as Spalding, Louisville Slugger, and the World Wrestling Federation (WWF).

Except for historical information, this news release contains forward-looking statements which involve unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences include the Company's dependence on the timely development, introduction and customer acceptance of new products, changes in consumer preferences, dependence on a limited number of major customers, the impact of competition on revenues, margins and pricing, inventory management of customers, reliance on manufacturers based in China, and other factors discussed from time to time in the Company's public announcements and filings with the Securities and Exchange Commission.